Exhibit 99.1

GLUCOTRACK APPOINTS GUILLERMO UMPIERREZ, MD, CDCES, FACE, MACP

AS NEW MEDICAL ADVISORY BOARD MEMBER

Leading diabetes researcher and clinician joins Glucotrack as Company advances development of long-term implantable blood glucose monitoring technology

Rutherford, NJ, February 26, 2025 (GLOBE NEWSWIRE) – Glucotrack, Inc. (Nasdaq: GCTK), a medical device company focused on the design, development, and commercialization of novel technologies for people with diabetes, announced today that Guillermo Umpierrez, MD, CDCES, FACE, MACP, has been named as Glucotrack’s new Medical Advisory Board member, effective immediately.

“With his invaluable experience in diabetes care and his dedication to improving the lives of people with diabetes, Dr. Umpierrez brings exceptional clinical and research expertise that will be instrumental as we advance our novel Continuous Blood Glucose Monitoring (CBGM) technology through clinical development,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “His deep understanding of glucose monitoring will be particularly valuable as we progress into human clinical trials. We look forward to having his thought leadership guide us as we continue towards our goal of making glucose monitoring less burdensome for those living with diabetes.”

Dr. Guillermo Umpierrez is a Professor of Medicine at Emory University School of Medicine and past president of the American Diabetes Association for Medicine and Science. Through his extensive experience leading and participating in clinical research, Dr. Umpierrez has significantly advanced the understanding and treatment of diabetes, particularly in hospitalized patients. As Editor-in-Chief of the American Diabetes Association Therapy for Diabetes Mellitus and Related Disorders textbook, he has published over 500 scientific manuscripts and book chapters. Dr. Umpierrez has received numerous teaching awards and national recognitions from organizations including the American College of Physicians, American Association of Clinical Endocrinologists, Endocrine Society, Diabetes Technology Society, and American Diabetes Association. He is board-certified in Internal Medicine and Endocrinology, a Fellow of the American Association of Clinical Endocrinology and a Master of the American College of Physicians. As director of the Emory Latino Diabetes Education Program, a nationally accredited Spanish Diabetes education program, he continues to advance diabetes care and education in the Latino community.

Glucotrack’s Medical Advisory Board provides strategic guidance to Glucotrack as the Company advances development of its innovative CBGM system, which is designed to directly measure blood glucose levels without the measurement lag time associated with traditional continuous glucose monitoring systems that measure glucose in interstitial fluid. With a sensor life of 3 years and no wearable component, the CBGM system aims to address the limitations of existing glucose monitoring solutions including real-time accuracy, longevity, comfort, wearability and supply management. The CBGM is designed for a less intrusive approach to continuous glucose monitoring.

Dr. Umpierrez said: “I am honored to be joining Glucotrack’s Medical Advisory Board. The Company’s innovative approach to continuous blood glucose monitoring through its implantable CBGM technology represents a potentially significant advancement in diabetes care. Having followed the encouraging results from their first-in-human studies, I look forward to contributing to the clinical development of this promising technology as a new approach for many people living with diabetes.”

For more information about Glucotrack’s CBGM technology, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 28, 2024.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com